Exhibit 10dd

Group Personal Excess Liability Policy
CHUBB®
Coverage Summary
Chubb Group of Insurance Companies
PO BOX 1600,
Whitehouse Station, NJ 08889-1600
Name and address of Insured                        Policy Number: (19) 7993-14-03
NORTHROP GRUMMAN CORPORATION
GROUP PERSONAL EXCESS PROGRAM
2980 FAIRVIEW PARK DRIVE
FALLS CHURCH, VIRGINIA 22042
Issued by the stock insurance company
indicated below, herein called the company.
FEDERAL INSURANCE COMPANY
Incorporated under the laws of INDIANA

Producer No.: 0017806
Sponsoring Organization and Address
Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, VA 22042
Policy Period
From: JANUARY 01, 2018 To: JANUARY 01, 2019
12:01 A.M. Standard Time at the Named lnsured's mailing address.
Premium
Amount
$146,454.00

Limit Of Liability
SEE ENDT         Each Occurrence
SEE ENDT        Excess Uninsured / Underinsured
Motorists Protection Each Occurrence
Required Primary Underlying Insurance
Personal Liability (Homeowners) for personal injury and property damage in the minimum amount of $100,000 each occurrence.
Registered vehicles in the minimum amount of $250,000 / $500,000 bodily injury and $100,000 property damage; or $300,000 single limit each occurrence.
Group Personal Excess Liability Policy    continued
Form 10-02-0690 (Rev. 8-07)    Declarations    Page 1

Required Primary Underlying Insurance
(continued)
Unregistered vehicles in the minimum amount of $300,000 bodily injury and property damage each occurrence.
Registered vehicles with less than four wheels and motorhomes in the minimum amount $250,000 I $500,000 bodily injury and $100,000 property damage; or $300,000 single limit each occurrence.
Watercraft less than 26 feet and 50 engine rated horsepower or less for bodily and property damage in the minimum amount of $300,000 each occurrence.
Watercraft 26 feet or longer or more than 50 engine rated horsepower for bodily injury and property damage in the minimum amount of $500,000 each occurrence.
Uninsured motorists/underinsured motorists protection in the minimum amount of $250,000 / $500,000 bodily injury and $100,000 property damage; or $300,000 single limit occurrence.

FAILURE TO COMPLY WITH THE REQUIRED PRIMARY UNDERLYING INSURANCE WILL RESULT IN A GAP IN COVERAGE.

Group Personal Excess Liability Policy

Coverage Summary
Effective Date    JANUARY 01, 2018
Policy Number 7993-14-03
Authorization
In Witness Whereof, the company issuing this policy has caused this policy to be signed by its authorized officers and signed by a duly authorized representative of the company.

FEDERAL INSURANCE COMPANY
President     Date

JANUAY 08, 2018                    Authorized Representative

Producer's Name & Address

MARSH USA, INC (PHILADELPHIA) 1717 ARCH STREET
PHILADELPHIA, PA 19103-0000

Chubb. Insured™

CHUBB®            Schedule of Forms

Policy Number:	(19) 7993-14-03

Insured:	NORTHROP GRUMMAN CORPORATION
GROUP PERSONAL EXCESS PROGRAM
Policy Period From: JANUARY 01, 2018 to JANUARY 01, 2019

The following is a schedule of forms issued with the policy at inception:

Form Name Form Number
PRIVACY NOTICE - GROUP MASTER POLICY	10-02-1058		(10/16)
IMPORTANT NOTICE - OFAC	99-10-0796		(09/04)
COVERAGE SUMMARY/DECLARATIONS	10-02-0690		(08/07)
GROUP PERSONAL EXCESS - CONTRACT/POLICY	TERMS	10-02-0691	(08/07)
NAMED INSURED ENDORSEMENT		10-02-0692	(08/96)
UNDERLYING LIMITS ENDORSEMENT		10-02-0692	(08/96)
ANNUAL PREMIUM ADJUSTMENT CLAUSE		10-02-0692	(08/96)

Last page

Form 10-02-0414 (Ed. 9/93)

CHUBB®

GROUP PERSONAL EXCESS LIABILITY
POLICY

GROUP PERSONAL EXCESS LIABILITY POLICY

INTRODUCTION
This is your Chubb Group Personal Excess Liability Policy. Together with your Coverage Summary, it explains your coverages and other conditions of your insurance in detail.
This policy is a contract between you and us. READ YOUR POLICY CAREFULLY and keep it in a safe place.
Agreement
We agree to provide the insurance described in this policy in return for the premium paid by you or the Sponsoring Organization and your compliance with the policy conditions.
Definitions
In this policy, we use words in their plain English meaning. Words with special meanings are defined in the part of the policy where they are used. The few defined terms used throughout the policy are defined here:
You means the individual who is a member of the Defined Group shown as the Insured named in the Coverage Summary.
We and us mean the insurance company named in the Coverage Summary.
Family member means your spouse or domestic partner or other relative who lives with you, or any other person under 25 in your care or your relative's care who lives with you.
Domestic partner means a person in a legal or personal relationship with you, who lives with you and shares a common domestic life with you, and meeting all of the benefits eligibility criteria as defined by the Sponsoring Organization.
Sponsoring Organization means the entity, corporation, partnership or sole proprietorship sponsoring and defining the criteria for qualification as an Insured.
Policy means your entire Group Personal Excess Liability Policy, including the Coverage Summary.
Coverage Summary means the most recent Coverage Summary we issued to you, including any endorsements.
Occurrence means an accident or offense to which this insurance applies and which begins within the policy period. Continuous or repeated exposure to substantially the same general conditions unless excluded is considered to be one occurrence.
Business means any employment, trade, occupation, profession, or farm operation including the raising or care of animals.
Defined Group means those individuals meeting the criteria for qualification as an Insured as defined by the Sponsoring Organization and accepted by us.
Follow form means we cover damages to the extent they are both covered under the Required Primary Underlying Insurance and. not excluded under this policy. Also, the amount of coverage, defense coverages, cancellation and "other insurance" provisions of this policy supersede and replace the similar provisions contained in such other policies. When this policy is called upon to pay losses in excess of required primary underlying policies exhausted by payment of claims, we do not provide broader coverage than provided by such policies. When no primary underlying coverage exists, the extent of coverage provided on a follow form basis will be determined as if the required primary underlying insurance had been purchased from us.
Covered person means:

•	you or a family member;

•	any person using a vehicle or watercraft covered under this policy with permission from you or a family member with respect to their legal responsibility arising out of its use;

•	any other person who is a covered person under your Required Primary Underlying Insurance;

•	any person or organization with respect to their legal responsibility for covered acts or omissions of you or a family member;or

•	any combination of the above.
Damages mean the sum that is paid or is payable to satisfy a claim settled by us or resolved by judicial procedure or by a compromise we agree to in writing.
Personal injury means the following injuries, and resulting death:

•	bodily injury;

•	shock, mental anguish, or mental injury;

•	false arrest, false imprisonment, or wrongful detention;

•	wrongful entry or eviction;

•	malicious prosecution or humiliation; and

•	libel, slander, defamation of character, or invasion of privacy.
Bodily injury means physical bodily harm, including sickness or disease that results from it, and required care, loss of services and resulting death.
Property damage means physical injury to or destruction of tangible property and the resulting loss of its use. Tangible property includes the cost of recreating or replacing stocks, bonds, deeds, mortgages, bank deposits, and similar instruments, but does not include the value represented by such instruments. Tangible property does not include the cost of recreating or replacing any software, data or other information that is in electronic form.
Registered vehicle means any motorized land vehicle not described in "unregistered vehicle."
Unregistered vehicle means:

•	any motorized land vehicle not designed for or required to be registered for use on public roads;

•	any motorized land vehicle which is in dead storage at your residence;

•	any motorized land vehicle used solely on and to service your residence premises;

•	any motorized land vehicle used to assist the disabled that is not designed for or required to be registered for use on public roads; or

•	golf carts.
GROUP PERSONAL EXCESS LIABILITY COVERAGE
This part of your Group Personal Excess Liability Policy provides you or a family member with liability coverage in excess of your underlying insurance anywhere in the world unless stated otherwise or an exclusion applies.
Payment for a Loss
Amount of coverage
The amount of coverage for liability is shown in the Coverage Summary. We will pay on your behalf up to that amount for covered damages from any one occurrence, regardless of how many claims, homes, vehicles, watercraft, or people are involved in the occurrence.
Any costs we pay for legal expenses (see Defense coverages) are in addition to the amount of coverage.

Underlying Insurance
We will pay only for covered damages in excess of all underlying insurance covering those damages, even if the underlying coverage is for more than the minimum amount
"Underlying insurance" includes all liability coverage that applies to the covered damages, except for other insurance purchased in excess of this policy.
Required primary underlying Insurance
Regardless of whatever other primary underlying insurance may be available in the event of a claim or loss, it is a condition of your policy that you and your family members must maintain in full effect primary underlying liability insurance of the types and in at least the amounts set forth below unless a different amount is shown in your overage Summary, covering your personal liability and to the extent you or a family member have such liability exposures, all vehicles and watercraft you or your family members own, or rent for longer than 60 days, or have furnished for longer than 60 days, as follows:
Personal liability (homeowners) for personal injury and property damage in the minimum amount of $300,000 each occurrence.
Registered vehicles in the minimum amount of:

•	$250,000/$500,000 bodily injury and $100,000 property damage;

•	$300,000/$300,000bodily injury and $100,000 property damage; or

•	$300,000 single limit each occurrence.
Unregistered vehicles in the minimum amount of $300,000 bodily injury and property damage each occurrence. Registered vehicles with less than four wheels and motorhomes in the minimum amount of:

•	$250,000/$500,000bodily injury and $100,000 property damage;

•	$300,000/$300,000bodily injury and $100,000 property damage; or

•	$300,000 single limit each occurrence.
Watercraft less than 26 feet and 50 engine rated horsepower or less for bodily injury and property damage in the minimum amount of $300,000 each occurrence.
Watercraft 26 feet or longer or more than 50 engine rated horsepower for bodily injury and property damage in the minimum amount of $500,000 each occurrence.
Uninsured motorists/underinsured motorist protection in the minimum amounts of:

•	$250,000/$500,000bodily injury and $100,000 property damage;

•	$300,000/$300,000bodily injury and $100.000 property damage; or

•	$300,000 single limit each occurrence.
With respect to you and your family members residing outside of the United States, the required primary underlying insurance limits of liability shall be the same limits of liability as shown above, unless you and your family members reside in a country where the minimum required primary underlying insurance limits of liability are not available. In these countries, you and your family members must maintain in full effect primary underlying liability insurance limits equal to the maximum limits of liability available in that country for all coverages up to the minimum required primary underlying limits shown in the Coverage Summary under Required Primary Underlying Insurance.
Failure by you or your family members to comply with this condition, or failure of any of your primary underlying insurers due to insolvency or bankruptcy, shall not invalidate this policy. In the event of any such failure, we shall only be liable in excess of the foregoing minimum amounts and to no greater extent with respect to coverages, amounts and defense costs than we would have been had this failure not occurred.
You must also give notice of losses and otherwise cooperate and comply with the terms and conditions of such primary underlying insurance.
Excess Liability Coverage
We cover damages a covered person is legally obligated to pay for personal injury or property damage, caused by an occurrence:

•	in excess of damages covered by the underlying insurance; or

•	from the first dollar of damage where no underlying insurance is required under this policy and no underlying insurance exists; or

•	from the first dollar of damage where underlying insurance is required under this policy but no coverage is provided by the underlying insurance for a particular occurrence unless stated otherwise or an exclusion applies. Exclusions to this coverage are described in Exclusions.
Excess uninsured motorists/underinsured motorist protection
This coverage is in effect only if excess uninsured motorists/underinsured motorists protection is shown in the Coverage Summary.
We cover damages for bodily injury and property damage a covered person is legally entitled to receive from the owner or operator of an uninsured motorized/underinsured motorized land vehicle. We cover these damages in excess of the underlying insurance or the Required Primary Underlying Insurance, whichever is greater, if they are caused by an occurrence during the policy period, unless otherwise stated.
Amount of coverage. The maximum amount of excess uninsured motorists/underinsured motorists protection available for any one occurrence is the excess uninsured motorists/underinsured motorists protection amount shown in the Coverage Summary regardless of the number of vehicles covered by the Required Primary Underlying Insurance. We will not pay more than this amount in any one occurrence for covered damages regardless of how many claims, vehicles or people are involved in the occurrence.
This coverage will follow form.
Uninsured motorists/underinsured motorists protection arbitration
If we and a covered person disagree whether that person is legally entitled to recover damages from the owner or operator of an uninsured motor vehicle/underinsured motor vehicle, or do not agree as to the amount of damages, either party may make a written demand for arbitration. In this event, each party will select an arbitrator. The two arbitrators will select & third. If they cannot agree on a third arbitrator within 45 days, either may request that the arbitration be submitted to the American Arbitration Association. When the covered person's recovery exceeds the minimum limit specified in the applicable jurisdiction's financial responsibility law, each party will pay the expenses it incurs, and bear the expenses of the third arbitrator equally. Otherwise, we will bear all the expenses of the arbitration.
Unless both parties agree otherwise, arbitration will take place in the county and state in which the covered person lives Local rules of law as to procedure and evidence will apply. A decision agreed to by two arbitrators will be binding unless the recovery amount for bodily injury exceeds the minimum limit specified by the applicable jurisdiction's financial responsibility law. If the amount exceeds that limit, either party may demand the right to a trial. This demand must be made within 60 days of the arbitrator's decision. If this demand is not made, the amount of damages agreed to by the arbitrators will be binding.
Defense coverages
We will defend a covered person against any suit seeking covered damages for personal injury or property damage that is either:

•	not covered by any underlying insurance; or

•	covered by an underlying policy. This will apply to each Defense Coverage as it has been exhausted by payment of claims.
We provide this defense at our expense, with counsel of our choice, even if the suit is groundless, false, or fraudulent. We may investigate, negotiate, and settle any such claim or suit at our discretion.
As part of our investigation, defense, negotiation, or settlement, we will pay:

•	all premiums on appeal bonds required in any suit we defend;

•	all premiums on bonds to release attachments for any amount up to the amount of coverage (but we are not obligated to apply for or furnish any bond):

•	all expenses incurred by us:

•	all costs taxed against a covered person;

•
all interest accruing after a judgment is entered in a suit we defend on only that part of the judgment we are responsible for paying. We will not pay interest accruing after we have paid the judgment up to the amount of coverage:

•
all prejudgment interest awarded against a covered person on that part of the judgment we pay or offer to pay. We will not pay any prejudgment interest based on that period of time after we make an offer to pay the amount of coverage:

•	all earnings lost by each covered person at our request, up to $25,000:

•	other reasonable expenses incurred by a covered person at our request: and

•	the cost of bail bonds required of a covered person because of a covered loss.
In jurisdictions where we may be prevented by local law from carrying out these Defense Coverages, we will pay only those defense expenses that we agree in writing to pay and that are incurred by you.
Extra Coverages
In addition to covering damages and defense costs, we also provide other related coverages. These coverages are in addition to the amount of coverage for damages and defense costs unless stated otherwise.
Shadow defense coverage
If we are defending you or a family member in a suit seeking covered damages, we will pay reasonable expenses you or a family member incur up to $10,000 or the amount shown in the Coverage Summary for a law firm of your choice to review and monitor the defense. However any recommendation by your personal attorney is not binding on us. We will pay these costs provided that you obtain prior approval from us before incurring any fees or expenses.
Identity fraud
We will pay for your or a family member's identity fraud expenses, up to a maximum of $25,000, for each identity fraud occurrence.
"Identity fraud" means the act of knowingly transferring or using, without lawful authority, your or a family member's means of identity which constitutes a violation of federal law or a crime under any applicable state or local law.
"Identity fraud occurrence" means any act or series of acts of identity fraud by a person or group commencing in the policy period.
"Identity fraud expenses" means:

•	the costs for notarizing affidavits or similar documents for law enforcement agencies, financial institutions or similar credit grantors, and credit agencies;

•	the costs for sending certified mail to law enforcement agencies, financial institutions or similar credit grantors, and credit agencies;

•	the loan application fees for reapplying for loan(s) due to the rejection of the original application because the lender received incorrect credit information;

•	the telephone expenses for calls to businesses, law enforcement agencies, financial institutions or similar credit grantors, and credit agencies;

•	earnings lost by you or a family member as a result of time off from work to complete fraud affidavits, meet with law enforcement agencies, credit agencies, merchants, or legal counsel;

•	the reasonable attorney fees incurred with prior notice to us for:

•	the defense of you or a family member against any suit(s) by businesses or their collection agencies;

•	the removal of any criminal or civil judgements wrongly entered against you or a family member;

•	any challenge to the information in your or a family member's consumer credit report; and

•	the reasonable fees incurred with prior notice to us by an identity fraud mitigation entity to:

•	provide services for the activities described above;

•	restore accounts or credit standing with financial institutions or similar credit grantors and credit agencies; and

•	monitor for up to one year the effectiveness of the fraud mitigation and to detect additional identity fraud activity after the first identify fraud occurrence.
However, such monitoring must begin no later than one year after you or a family member first report an identity fraud occurrence to us.
However, "identity fraud expenses" does not include expenses incurred due to any fraudulent, dishonest or criminal act by a covered person or any person acting with a covered person, or by any authorized representative of a covered person, whether acting alone or in collusion with others.    ·
"Identity fraud mitigation entity" means a company that principally provides professional, specialized services to counter identity fraud for individuals or groups of individuals, or a financial institution that provides similar services.
In addition to the duties described in Policy Terms, Liability Conditions, Your duties after a loss, you shall notify an applicable law enforcement agency.
Kidnap expenses
We will pay up to a maximum of $100,000 for kidnap expenses you or a family member incurs solely and directly as a result of a kidnap and ransom occurrence. In addition, we also will pay up to $25,000 to any person for information not otherwise available leading to the arrest and conviction of any person(s) who kidnaps you, a family member or a covered relative. The following are not eligible to receive this reward payment

•	you or a family member; or

•	a covered relative who witnessed the occurrence.
"Kidnap and ransom occurrence" means the actual or alleged wrongful taking of:

•	you;

•	one or more family members; or

•
one or more covered relatives while visiting or legally traveling with you or a family member; from anywhere in the world except those places listed on the United States State Department Bureau of Consular Affairs Travel Warnings list at the time of the occurrence. The occurrence must include a demand for ransom payment which would be paid by you or a family member in exchange for the release of the kidnapped person(s).

"Kidnap expenses" means the reasonable costs for:

•	a professional negotiator;

•	a professional security consultant;

•	professional security guard services;

•	a professional public relations consultant;

•	travel, meals, lodging and phone expenses incurred by you or a family member;

•	advertising, communications and recording equipment;

•	related medical, cosmetic, psychiatric and dental expenses incurred by a kidnapped person within 12 months from that person's release;

•	attorneys fees;

•	a professional forensic analyst;

•	earnings lost by you or a family member, up to $25,000.
However, "kidnap expenses" does not include expenses incurred due to any kidnap and ransom occurrence caused by:

•	you or a family member;

•	a covered relative;

•	any guardian, or former guardian of you, a family member or covered relative;

•	any estranged spouse or domestic partner, or former spouse or domestic partner of you or a family member;

•
any person unrelated to you or a family member who lives with you or a family member or has ever lived with you or a family member for 6 or more months, other than a domestic employee, residential staff, or a person employed by you or a family member for farm work; or

•	a civil authority,
or any person acting on behalf of any of the above, whether acting alone or in collusion with others.
"Covered relative" means the following relatives of you, or a spouse or domestic partner who lives with you, or any family member:

•	children, their children or other descendents of theirs;

•	parents, grandparents or other ancestors of theirs; or

•	siblings, their children or other descendents of theirs;
who do not live with you, including spouses or domestic partners of all of the above. Parents, grandparents and other ancestors include adoptive parents, stepparents and stepgrandparents.
Reputational Injury. If we are defending you or a family member in a suit seeking covered damages, we will pay reasonable and necessary fees or expenses that you or a family member incur for services provided by a reputation management firm to minimize potential injury to the reputation of you or a family member solely as a result of personal injury or property damage, caused by an occurrence if:

•	the reputational injury is reported to us as soon as reasonably possible but not later than 30 days after the personal injury or property damage occurrence; and

•	you obtain approval of the reputation management firm from us before incurring any fees or expenses, unless stated otherwise or an exclusion applies. There is no deductible for this coverage.
A Reputation management firm means a professional public relations consulting firm, a professional security consulting firm or a professional media management consulting firm.
The maximum amount of coverage for Reputational injury available for any one occurrence is $25,000 or the amount shown in the Coverage Summary. We will not pay more than this amount in any one occurrence for covered damages regardless of how many claims or people are involved in the occurrence.
The maximum annual amount of coverage for Reputational injury shown in the Coverage Summary is the most we will pay for the sum of all covered damages you or a family member incur during the policy period regardless of the number of claims, people, or occurrences.
This coverage does not apply to loss caused by a wrongful employment act covered by Employment Practices Liability Insurance.
Exclusions
These exclusions apply to your Group Personal Excess Liability Coverage, unless stated otherwise.
Aircraft. We do not cover any damages arising out of the ownership, maintenance, use, loading, unloading, or towing of any aircraft, except aircraft chartered with crew by you. We do not cover any property damages to aircraft rented to, owned by, or in the care, custody or control of a covered person.

Hovercraft. We do not cover any damages arising out of the ownership, maintenance, use, loading, unloading or towing of any hovercraft. We do not cover any property damages to hovercraft rented to, owned by, or in the care, custody or control of a covered person.
Motorized land vehicle racing or track usage. We do not cover any damages arising out of the ownership, maintenance or use of any motorized land vehicle:

•
during any instruction, practice, preparation for, or participation in, any competitive, prearranged or organized racing, speed contest, rally, gymkhana, sports event, stunting activity, or timed event of any kind; or

•	on a racetrack, test track or other course of any kind.
Watercraft and aircraft racing or track usage. We do not cover any damages arising out of the ownership, maintenance or use of any watercraft or aircraft during any instruction, practice, preparation for, or participation in, any competitive, prearranged or organized racing, speed contest, rally, sports event, stunting activity or timed event of any kind. This exclusion does not apply to you or a family member for sailboat racing even if the sailboat is equipped with an auxiliary motor.
Motorized land vehicle-related jobs. We do not cover any damages arising out of the ownership, maintenance, or use of a motorized land vehicle by any person who is employed or otherwise engaged in the business of selling, repairing, servicing, storing, parking, testing, or delivering motorized land vehicles. This exclusion does not apply to you, a family member, or your employee or an employee of a family member for damages arising out of the ownership, maintenance or use of a motorized land vehicle owned by, rented to, or furnished to you or a family member.
Watercraft-related jobs. We do not cover any damages arising out of the ownership, maintenance, or use of a watercraft by any person who is engaged by or employed by, or is operating a marina, boat repair yard, shipyard, yacht club, boat sales agency, boat service station, or other similar organization. This exclusion does not apply to damages arising out of the ownership, maintenance, or use of a watercraft by you, a family member, or your or a family member's captain or full time paid crew member maintaining or using this watercraft with permission from you or a family member.
Motorized land vehicle and watercraft loading. We do not cover any person or organization, other than you or a family member or your or a family member's employees, with respect to the loading or unloading of motorized land vehicles or watercraft.
Workers' compensation or disability. We do not cover any damages a covered person is legally:

•	required to provide; or

•	voluntarily provides under any:

•	workers' compensation;

•	disability benefits;

•	unemployment compensation; or

•	other similar laws.
But we do provide coverage in excess over any other insurance for damages you or a family member is legally required to pay for bodily injury to a domestic employee of a residence covered under the Required Primary Underlying Insurance which are not compensable under workers' compensation, unless another exclusion applies.
Director's liability. We do not cover any damages for any covered person's actions or failure to act as an officer or member of a board of directors of any corporation or organization. However, we do cover such damages if you a.re or a family member is an officer or member of a board of directors of a:

•	homeowner, condominium or cooperative association; or

•	not-for-profit corporation or organization for which he or she is not compensated; unless another exclusion applies.
Damage to covered person's property. We do not cover any person for property damage to property owned by any covered person.
Damage to property in your care. We do not cover any person for property damage to property rented to, occupied by, used by, or in the care of any covered person, to the extent that the covered person is required by contract to provide insurance. But we do cover such damages for loss caused by fire, smoke, or explosion unless another exclusion applies.
Wrongful employment act. We do not cover any damages arising out of a wrongful employment act- A wrongful employment act means any employment discrimination, sexual harassment. or wrongful termination of any residential staff actually or allegedly committed or attempted by a covered person while acting in the capacity as an employer, that violates applicable employment law of any federal, state, or local statute, regulation, ordinance, or common law of the United States of America its territories or possessions, or Puerto Rico.
''Employment discrimination" as it relates solely to a wrongful employment act means a violation of applicable employment discrimination law protecting any residential staff based on his or her race, color, religion. creed, age, sex, disability, national origin or other status according to any federal, state, or local statute, regulation, ordinance, or common law of the United States of America its territories or possessions, or Puerto Rico.
"Sexual harassment" as it relates solely to a wrongful employment act means unwelcome sexual advances, requests for sexual favors, or other conduct of a sexual nature that

•	is made a condition of employment of any residential staff;

•	is used as a basis for employment decisions;

•	interferes with performance of any residential staff's duties; or

•	creates an intimidating, hostile, or offensive working environment.
''Wrongful termination" as it relates solely to a wrongful employment act means

•	the actual or constructive termination of employment of any residential staff by you or a family member in violation of applicable employment law; or

•	breach of duty and care when you or a family member terminates an employment relationship with any residential staff.
"Residential staff'' as it relates solely to a wrongful employment act means your or a family member’s employee who is:

•
employed by you or a family member, or through a firm under an agreement with you or a family member, ID perform duties related only to a covered person's domestic, personal, or business pursuits covered under this part of your policy;

•	compensated for labor or services directed by you or a family member; and

•	employed regularly to work 15 or more hours per week.
Residential staff includes a temporary worker. Residential staff does not include an independent contract or or any covered person.
''Temporary worker'' as it relates solely to a wrongful employment act means your or a family member’s employee who is:

•
employed by you or a family member, or through a firm under an agreement with you or a family member, to perform duties related only to a covered person's domestic, personal, or business pursuits covered under this part of your policy;

•	compensated for labor or services directed by you or a family member; and

•
employed to work 15 or more hours per week to substitute for any residential staff on leave or to meet seasonal or short term workload demands for 30 consecutive days or longer during a 6 month period.

Temporary worker does not include an independent contractor or any covered person.
Discrimination. We do not cover any damages arising out of discrimination due to age, race, color, sex, creed, national origin, or any other discrimination.
Intentional acts. We do not cover any damages arising out of a willful, malicious, fraudulent or dishonest act or any act intended by any covered person to cause personal injury or property damage, even if the injury or damage is of a different degree or type than actually intended or expected. But we do cover such damages if the act was intended to protect people or property unless another exclusion applies. An intentional act is one whose consequences could have been foreseen by a reasonable person.

Molestation, misconduct or abuse. We do not cover any damages arising out of any actual, alleged or threatened:

•	sexual molestation;

•	sexual misconduct or harassment; or

•	abuse.
Nonpermissive use. We do not cover any person who uses a motorized land vehicle or watercraft without permission from you or a family member.
Business pursuits. We do not cover any damages arising out of a covered person's business pursuits, investment or other for-profit activities, for the account of a covered person or others, or business property except on a follow form basis .
But we do cover damages arising out of volunteer work for an organized charitable, religious or community group, an incidental business away from home, incidental business at home, incidental business property, incidental farming, or residence premises conditional business liability unless another exclusion applies. We also cover damages arising out of your or a family member's ownership, maintenance, or use of a private passenger motor vehicle in business activities other than selling, repairing, servicing, storing, parking, testing, or delivering motorized land vehicles.
Unless stated otherwise in your Coverage Summary:
"Incidental business away from home" is a self-employed sales activity, or a self-employed business activity normally undertaken by person under the age of 18 such as newspaper delivery, babysitting, caddying, and lawn care. Either of these activities must:

•	not yield gross revenues in excess of $15,000 in any year;

•	have no employees subject to worker's compensation or other similar disability laws;

•	conform to local, state, and federal laws.
"Incidental business at home" is a business activity, other than farming, conducted on your residence premises which must:

•	not yield gross revenues in excess of $15,000, in any year, except for the business activity of managing one's own personal investments;

•	have no employees subject to worker's compensation or other similar disability laws;

•	conform to local, state, and federal laws.
"Incidental business property" is limited to the rental or holding for rental, to be used as a residence, of a condominium or cooperative unit owned by you or a family member, an apartment unit rented to you or a family member, a one or two family dwelling owned by you or a family member, or a three or four family dwelling owned and occupied by you or a family member. We provide this coverage only for premises covered under the Required Primary Underlying Insurance unless the rental or holding for rental is for:

•	a residence of yours or a family member's that is occasionally rented and that is used exclusively as a residence; or

•	part of a residence of yours or a family member's by one or two roomers or boarders; or

•	part of a residence of yours or a family member's as an office, school, studio, or private garage.
"Incidental farming" is a farming activity which meets all of the following requirements:

•	is incidental to your or a family member's use of the premises as a residence;

•	does not involve employment of others for more than 1,500 hours of farm work during the policy period;

•	does not produce more than $25,000 in gross annual revenue from agricultural operations;

•	and with respect to the raising or care of animals:

•	does not produce more than $50,000 in gross annual revenues;

•	does not involve more than 25 sales transactions during the policy period;

•	does not involve the sale of more than 50 animals during the policy period.
"Residence premises conditional business liability" is limited to business or professional activities when legally conducted by you or a family member at your residence. We provide coverage only for personal injury or property damage arising out of the physical condition of that residence if:

•
you or a family member do not have any employees involved in your business or professional activities who are subject to workers' compensation or other similar disability laws; or, if you or a family member are a doctor or dentist, you do not have more than two employees subject to such laws;

•	you or a family member do not earn annual gross revenues in excess of $5,000, if you or a family member are a home day care provider.'
We do not cover damages or consequences resulting from business or professional care or services performed or not performed.
The following additional exclusion applies only to ''incidental farming" as described under the exclusion, Business pursuits.
Contamination. We do not cover any actual or alleged damages arising out of the discharge, dispersal, seepage, migration or release or escape of pollutants. Nor do we cover any cost or expense arising out of any request, demand or order to:

•	extract pollutants from land or water;

•	remove, restore or replace polluted or contaminated land or water; or

•	test for, monitor, clean up, remove, contain, treat, detoxify or neutralize pollutants, or in any way respond to or assess the effects of pollutants.
However, this exclusion does not apply if the discharge, dispersal, seepage, migration, release or escape is sudden and accidental. A "pollutant" is any solid, liquid. gaseous or thermal irritant or contaminant, including smoke (except smoke from a hostile fire), vapor, soot, fumes, acids, alkalis, chemicals and waste. A "contaminant" is an impurity resulting from the mixture of or contact of a substance with a foreign substance. "Waste" includes materials to be disposed of, recycled, reconditioned or reclaimed.
Financial guarantees. We do not cover any damages for any covered person's financial guarantee of the financial performance of any covered person, other individual or organization.
Professional services. We do not cover any damages for any covered person's performing or failure to perform professional services, or for professional services for which any covered person is legally responsible or licensed.
Acts of war. We do not cover any damages caused directly or indirectly by war, undeclared war, civil war, insurrection, rebellion, revolution, warlike acts by military forces or personnel, the destruction or seizure of property for a military purpose, or the consequences of any of these actions.
Contractual liability. We do not cover any assessments charged against a covered person as a member of a homeowners, condominium or cooperative association. We also do not cover any damages arising from contracts or agreements made in connection with any covered person's business. Nor do we cover any liability for unwritten contracts, or contracts in which the liability of others is assumed after a covered loss.
Covered person's or dependent's personal injury. We do not cover any damages for personal injury for any covered person or their dependents where the ultimate beneficiary is the offending party or defendant. We also do not cover any damages for personal injury for which you can be held legally liable, in any way, to a family member, your spouse or domestic partner or for which a family member, your spouse or domestic partner can be held legally liable, in any way, to you.
However, we do cover damages for bodily injury arising out of the use of a motorized land vehicle for which you can be held legally liable to a family member, your spouse or domestic partner or for which a family member, your spouse or domestic partner can be held legally liable to you to the extent that coverage is provided under this policy. This coverage applies only to the extent such damages are covered by primary underlying insurance and exceed the limits of insurance required for that motorized land vehicle under the Required Primary Underlying Insurance provisions of this policy.
Liability for dependent care. We do not cover any damages for personal injury for which a covered person's only legal liability is by virtue of a contract or other responsibility for a dependent's care.
Illness. We do not cover personal injury or property damage resulting from any illness, sickness or disease transmitted intentionally or unintentionally by a covered person to anyone, or any consequence resulting from that illness, sickness or disease. We also do not cover any damages for personal injury resulting from the fear of contracting any illness, sickness or disease, or any consequence resulting from the fear of contracting any illness, sickness or disease.
Fungi and mold. We do not cover any actual or alleged damages or medical expenses arising out of mold, the fear of mold or any consequences resulting from mold or the fear of mold. ''Mold" means fungi, mold, mold spores, mycotoxins, and the scents and other byproducts of any of these.
Nuclear or radiation hazard. We do not cover any damages caused directly or indirectly by nuclear reaction, radiation, or radioactive contamination, regardless of how it was caused.
POLICY TERMS
This part of your Group Personal Excess Liability Policy explains the conditions that apply to your policy.
General Conditions
These conditions apply to your policy in general, and to each coverage provided in the policy.
Policy period
The effective dates of your policy are shown in the Coverage Summary. Those dates begin at 12:01 a.m. standard time at the mailing address shown.
All coverages on this policy apply only to occurrences that take place while this policy is in effect.
Transfer of rights
If we make a payment under this policy, we will assume any recovery rights a covered person has in connection with that loss, to the extent we have paid for the loss.

All of your rights of recovery will become our rights to the extent of any payment we make under this policy. A covered person will do everything necessary to secure such rights; and do nothing after a loss to prejudice such rights. However, you may waive any rights of recovery from another person or organization for a covered loss in writing before the loss occurs.
Concealment or fraud
We do not provide coverage if you or any covered person has intentionally concealed or misrepresented any material fact relating to this policy before or after a loss.
Application of coverage
Coverage applies separately to each covered person. However, this provision does not increase the amount of coverage for any one occurrence.
Assignment
You cannot transfer your interest in this policy to anyone else unless we agree in writing to the transfer.
Policy changes

This policy can be changed only by a written amendment we issue.
Bankruptcy or Insolvency
We will meet all our obligations under this policy regardless of whether you, your estate, or anyone else or their estate becomes bankrupt or insolvent.
In case of death
In the event of your death, coverage will be provided until the end of the policy period or policy anniversary date, whichever occurs first for any surviving member of your household who is a covered person at the time of death. We will also cover your legal representative or any person having proper temporary custody of your property.
Liberalizatlon
We may extend or broaden the coverage provided by this policy. If we do this during the policy period or within 60 days before it begins, without increasing the premium, then the extended or broadened coverage will apply to occurrences after the effective date of the extended or broadened coverage.
Conformlng to state law
If any provision of this policy conflicts with any applicable laws of the state you live in, this policy is amended to conform to those laws.
Conforming to trade sanction laws
This policy does not apply to the extent that trade or economic sanctions or other laws or regulations prohibit us from providing insurance.
Liability Conditions
These conditions apply to all liability coverages in this policy.
Other Insurance
This insurance is excess over any other insurance except for those policies that

•	are written specifically to cover excess over the amount of coverage that applies in this policy; and

•	schedule this·policy as underlying insurance.
Your duties after a loss
In case of an accident or occurrence, the covered person shall perform the following duties that apply:
Notification. You must notify us or your agent or broker as soon as possible.
Assistance. You must provide us with all available information. This includes any suit papers or other documents which help us in the event that we defend you.
Cooperation. You must cooperate with us fully in any legal defense. This may include any association by us with the covered person in defense of a claim reasonably likely to involve us.

Examination. A person making a claim under this policy must submit as often as we reasonably require:

•	to physical exams by physicians we select, which we will pay for; and

•	to examination under oath and subscribe the same; and authorize us to obtain:

•	medical reports; and

•	other pertinent records.

Appeals
If a covered person, or any primary insurer, does not appeal a judgment for covered damages, we may choose to do so. We will then become responsible for all expenses, taxable costs, and interest arising out of the appeal. However, the amount of coverage for damages will not be increased.
Special Conditions
In the event of conflict with any other conditions of your policy, these conditions supersede.
Legal action against us
You agree not to bring action against us unless you have first complied with all conditions of this policy.
You also agree not to bring any action against us until the amount of damages you are legally obligated to pay has been finally determined after an actual trial or appeal, if any, or by a written agreement between you, us and the claimant. No person or organization has any right under this policy to bring us into any action to determine the liability of a covered person.
Notice of cancellation and coverage termination conditions
The Sponsoring Organization may cancel this policy by returning it to us or notifying us in writing at any time subject to the following:

•	the Sponsoring Organization must notify us in advance of the requested cancellation date; and

•	the Sponsoring Organization must provide proof of notification to each member of the Defined Group covered under this policy.
We may cancel this policy or any part of it subject to the following conditions. Our right to cancel applies to each coverage or limit in this policy. In the event we cancel this policy, we are under no obligation to provide you with an opportunity to purchase equivalent coverage.

•	Within 60 days. When this policy or any part of it has been in effect for less than 60 days, we may cancel with 30 days notice for any reason.

•
Non-payment of premium. We may cancel this policy or any part of it with 10 days notice if the Sponsoring Organization or you fail to pay the premium by the due date, regardless of whether the premium is payable to us, to our agent, or under any financial credit.

•
Misrepresentation. We may cancel this policy or any part of it with 30 days notice if the coverage was obtained through misrepresentation, fraudulent statements, or omissions or concealment of a fact that is relevant to the acceptance of the risk or to the hazard we assumed.

•
Increase in hazard. We may cancel this policy or any part of it with 30 days notice if there has been a substantial change in the risk which increases the chance of loss after insurance coverage has been issued or renewed, including but not limited to an increase in exposure due to rules, legislation, or court decision.

•
Procedure. To cancel this policy or any part of it, we must notify you in writing. This notice will be mailed to the Sponsoring Organization at the mailing address shown in the Coverage Summary and we will obtain a certificate of mailing. This notice will include the date the cancellation is to take effect.

Termination. Should an individual for any reason no longer qualify as a member of the Defined Group, coverage will cease sixty (60) days from the date that individual no longer qualifies as a member of the Defined Group, or the policy expiration or cancellation date, whichever comes first.
Refund. In the event of cancellation by the Sponsoring Organization or us, we will refund any unearned premium on the effective date of cancellation, or as soon as possible afterwards to the Sponsoring Organization. The unearned premium will be computed short rate for the unexpired term of the policy.

GROUP EXCESS LIABILITY POLICY
ENDORSEMENT
Policy Period        JANUARY 01, 2018 to JANUARY 01, 2019
Effective Date        JANUARY 01, 2018
Policy Number        (19) 7993-14-03

Insured        NORTHROP GRUMMAN CORPORATION
GROUP PERSONAL EXCESS PROGRAM

Name of Company	FEDERAL INSURANCE COMPANY

Date Issued	JANUARY 08, 2018

All Vice Presidents, Non Officers designated by the company and Designated Retirees of Northrop Grumman Corporation

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.

Authorized Representative

CHUBB"                    GROUP EXCESS LIABILITY POLICY

ENDORSEMENT
Policy Period         JANUARY 01, 2018 to    JANUARY 01, 2019
Effective Date         JANUARY 01, 2018

Policy Number	(19) 7993-14-03
Insured
NORTHROP GRUMMAN CORPORATION
GROUP PERSONAL EXCESS PROGRAM

Name of Company	FEDERAL INSURANCE COMPANY

Date Issued	JANUARY 08, 2018
UNDERLYING LIMITS ENDORSEMENT
IT IS HEREBY UNDERSTOOD AND AGREED THAT THE REQUIRED PRIMARY
UNDERLYING LIABILITY INSURANCE LIMITS ARE AMENDED TO:
Personal Liability (Homeowners) for personal injury and property damage in the minimum amount of $100,000 each occurrence.
Registered vehicles in the minimum amount of:
$250,000/$500,000 bodily injury and $100,000 property damage;
$300,000/$300,000 bodily injury and $100,000 property damage; or
$300,000 single limit each occurrence.
Unregistered vehicles in the minimum amount of $300,000 bodily injury and property damage each occurrence.
Registered vehicles with less than four wheels and motorhomes in the minimum amount of:
$250,000/$500,000 bodily injury and $100,000 property damage;
$300,000/$300,000 bodily injury and $100,000 property damage; or
$300,000 single limit each occurrence.
Watercraft less than 26 feet and 50 engine rated horsepower or less for bodily injury and property damage in the minimum amount of $300,000 each occurrence.
Watercraft 26 feet or longer or more than 50 engine rated horsepower for bodily injury and property damage in the minimum amount of $500,000 each occurrence.
Uninsured motorists /underinsured motorist protection in the minimum amount of:

$250,000/$500,000 bodily injury and $100,000 property damage;
$300,000/$300,000 bodily injury and $100,000 property damage; or
$300,000 single limit each occurrence.

FAILURE TO COMPLY WITH THE REQUIRED PRIMARY UNDERLYING INSURANCE WILL RESULT IN A GAP IN COVERAGE.---

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.

Authorized Representative

GROUP EXCESS LIABILITY POLICY

ENDORSEMENT

Policy Period	JANUARY 01, 2018 to JANUARY 01, 2019

Effective Date	JANUARY 01, 2018

Policy Number	(19) 7993-14-03

Insured        NORTHROP GRUMMAN CORPORATION
GROUP PERSONAL EXCESS PROGRAM
Name of Company     FEDERAL INSURANCE COMPANY

Date Issued	JANUARY 08, 2018
ANNUAL PREMIUM ADJUSTMENT CLAUSE
It is agreed that this policy is written with a deposit premium to be adjusted on either each policy anniversary or at policy expiration. The premium will be adjusted on the basis of the difference between the total number of participants at inception and the actual number of participants at each policy anniversary. This difference is to be multiplied by fifty percent (50%) of the annual rate per participant, resulting in either an additional or return premium.
ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.

Authorized Representative

CHUBB GROUP
U.S. PRIVACY NOTICE

FACTS	WHAT DOES THE CHUBB GROUP DO WITH YOUR PERSONAL INFORMATION?
Why?
Insurance companies choose how they share your personal information. Federal and state law gives consumers the right to limit some but not all sharing. Federal and state law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

What?
The types of personal information we collect and share depend on the product or service you have with us. This information can include:

•    Social Security number and payment history
•    insurance claim history and medical information
•    account transactions and credit scores
When you are no longer our customer, we continue to share information about you as described in this notice.

How?
All insurance companies need to share customers' personal information to run their everyday business. In the section below, we list the reasons insurance companies can share their customers' personal information; the reasons the Chubb Group chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does Chubb share?	Can you limit this sharing?
For our everyday business purposes - such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes - to offer our products and services to you	Yes	No
For joint marketing with other financial companies	Yes	No
For our affiliates' everyday business purposes - information about your transactions and experiences	Yes	No
For our affiliates' everyday business purposes - information about your creditworthiness	No	We don't share
For our affiliates to market to you	No	We don't share
For nonaffiliates to market to you	No	We don't share
Questions?	Call l-800-258-2930 or go to https://www2.Chubb.com/us.en/privacy.aspx

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Who is providing this notice?	The Chubb Group. A list of these companies is located at the end of this document.
What we do
How does Chubb Group protect my personal information?
To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.
We restrict access to personal information to our employees, affiliates' employees, or others who need to know that information to service the account or to conduct our normal business operations.

How does Chubb Group collect my personal information?
We collect your personal information, for example, when you
•    apply for insurance or pay insurance premiums
•    file an insurance claim or provide account information
•    give us your contact information
We also collect your personal information from others, such as credit bureaus, affiliates, or other companies.

Why can't I limit all sharing?
Federal law gives you the right to limit only
•    sharing for affiliates' everyday business purposes - information about your creditworthiness
•    affiliates from using your information to market to you
•    sharing for nonaffiliates to market to you
State laws and individual companies may give you additional rights to limit sharing. See below for more on your rights under state law.

Definitions
Affiliates

Companies related by common ownership or control. They can be financial and nonfinancial companies.

•    Our affiliates include those with a Chubb name and other companies, such as Westchester F1re Insurance Company and Great Northern Insurance Company.

Nonaffiliates	Companies not related by common ownership or control. They can be financial and nonfinancial companies. • Chubb does not share with nonaffiliates so they can market to you.
Joint Marketing	A formal agreement between nonaffiliated financial companies that together market financial products or services to you. • Our joint marketing partners include categories of companies such as banks.

CHUBB•

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Other important information
For Insurance Customers in AZ, CA, CT, GA, IL, MA, ME, MN, MT, NV, NC, NJ, OH, OR, and VA only: Under state law, under certain circumstances, you have the right see the personal information about you that we have on file. To see your information, write Chubb Group Attention: Privacy Inquiries, 202 Hall's Mill Road, P.O. Box 1600, Whitehouse Station, NJ 08889-1600. Chubb may. charge a reasonable fee to cover the costs of providing this information. If you think any of the information is not accurate you may write us. We will let you know what actions we take. If you do not agree with our actions, you may send us a statement. If you want a full description of privacy rights that we will protect in accordance with the law in your home state, please contact us and we will provide it. We may disclose information to certain third parties, such as law enforcement officers, without your permission.

For Nevada residents only: We may contact our existing customers by telephone to offer additional insurance products that we believe may be of interest to you. Under state law, you have the right to opt out of these calls by adding your name to our internal do-not-call list. To opt out of these calls, or for more information about your opt out rights, please contact our customer service department. You can reach us by calling 1-800-258-2930, emailing us at privacyinquiries@Chubb.com.or writing to Chubb Group, Attention: Privacy Inquiries, 202 Hall's Mill Road, P.0. Box 1600, Whitehouse Station, NJ 08889-1600. You are being provided this notice under Nevada state law. In addition to contacting Chubb, Nevada residents can contact the Nevada Attorney General for more information about your opt out rights by calling 775-684-1100, emailing bcpinfo@ag.state.nv.us,or by writing to: Office of the Attorney General, Nevada Department of Justice, Bureau of Consumer Protection: 100 North Carson Street, Carson City, NV 89701.

For Vermont residents only: Under state law, we will not share information about your creditworthiness within our corporate family except with your authorization or consent, but we may share information about our transactions or experiences with you within our corporate family without your consent.

Chubb Group Companies Providing This Notice
This notice is being provided by the following Chubb Group companies to their customers located in the United States: ACE American Insurance Company, ACE Capital Title Reinsurance Company, ACE Fire Underwriters Insurance Company, ACE Insurance Company of the Midwest, ACE Life Insurance Company, ACE Property and Casualty Insurance Company, Agri General Insurance Company, Atlantic Employers Insurance Company, Bankers Standard Fire and Marine Company, Bankers Standard Insurance Company, Century Indemnity Company, Chubb Custom Insurance Company, Chubb Indemnity Insurance Company, Chubb Insurance Company of New Jersey, Chubb Lloyds Insurance Company of Texas, Chubb National Insurance Company, Executive Risk Indemnity Inc.• Executive Risk Specialty Insurance Company, Federal Insurance Company, Great Northern Insurance Company, Illinois Union Insurance Company, Indemnity Insurance Company of North America. Insurance Company of North America. Pacific Employers Insurance Company, Pacific Indemnity Company, Penn Millers Insurance Company, Texas Pacific Indemnity Company, Vigilant Insurance Company, Westchester Fire Insurance Company and Westchester Surplus Lines Insurance Company.

IMPORTANT NOTICE TO POLICYHOLDERS

This Important Notice is not your policy. Please read your policy carefully to determine your rights, duties, and what is and what is not covered. Only the provisions of your policy determine the scope of your Insurance protection.
THIS IMPORTANT NOTICE PROVIDES INFORMATION CONCERNING POSSIBLE IMPACT ON YOUR INSURANCE COVERAGE DUE TO COMPLIANCE WITH APPLICABLE TRADE SANCTION LAWS.
PLEASE READ THIS NOTICE CAREFULLY.
Various trade or economic sanctions and other laws or regulations prohibit us from providing insurance in certain circumstances. For example, the United States Treasury Department's Office of Foreign Asset Control (OFAC) administers and enforces economic and trade sanctions and places restrictions on transactions with foreign agents, front organizations, terrorists, terrorists organizations, and narcotic traffickers. OFAC acts pursuant to Executive Orders of the President of the United States and specific legislation, to impose controls on transactions and freeze foreign assets under United States jurisdiction. (To learn more about OFAC, please refer to the United States Treasury's web site at http://www.treas.gov/ofac.)
To the extent that you or any other insured, or any person or entity claiming the benefits of this insurance has violated any applicable sanction laws, this insurance will not apply.

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Form 99-10-0796 (Ed. 9-04)    Important Notice    Page 1